Exhibit 99.1

Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com

Zimmer Holdings Names Marc Casper to Board of Directors
(WARSAW, IN) February 27, 2009—Zimmer Holdings, Inc. (NYSE and SWX: ZMH) announced today that Marc N. Casper, Executive Vice President and Chief Operating Officer of Thermo Fisher Scientific Inc., has been appointed to its Board of Directors. Thermo Fisher Scientific, the world leader in serving science, provides analytical instruments, laboratory equipment, supplies and services used in life sciences, healthcare, and environmental, industrial and safety markets. The company had 2008 revenues of $10.5 billion and has 34,000 employees around the world.
“We are delighted to welcome Marc Casper to the Zimmer board of directors,” said John L. McGoldrick, Chairman of the Board of Directors. “Marc’s record of achievement combines very successful experiences both in operations and in strategy development and we are looking forward to his contributions.”
Prior to being named Chief Operating Officer, Mr. Casper served as President of Thermo Fisher’s Analytical Technologies businesses following the merger of Thermo Electron and Fisher Scientific in 2006. He held executive positions since joining Thermo Electron in 2001. Previously, Mr. Casper served as President, Chief Executive Officer and a Director of Kendro Laboratory Products, and as President, Americas, for Dade Behring, Inc. Mr. Casper currently also serves on the board of The Advisory Board Company, a healthcare best practices research and consulting organization.

Mr. Casper earned an MBA with high distinction from Harvard Business School and is a graduate of Wesleyan University, where he received a bachelor’s degree in economics.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is a worldwide leader in designing, developing, manufacturing and marketing orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2008 sales were approximately $4.1 billion. The Company is supported by the efforts of more than 8,500 employees worldwide.
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For more information about Zimmer, visit www.zimmer.com
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. For a list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.